Exhibit 99.5

Who is Transcend?

Transcend is provider of medical transcription and speech editing. Transcend is a public company that consistently delivers fast turnaround times and accurate reporting to more than 320 hospitals and health systems. Transcend’s workforce is comprised of more than 1,900 domestic medical language specialists (MLSs), whose service and skills have contributed to its 98 percent customer retention rate and consistent rankings among the very top companies with KLAS.

Why is Nuance acquiring Transcend?

Transcend is a natural extension to Nuance’s existing efforts and current offerings in healthcare and will expand the delivery of Nuance’s innovative voice and Clinical Language Understanding technologies across the small- to mid-size hospital market. The acquisition of Transcend affords a stable, recurring revenue stream from its strong customer base and proven transcriptionists and editors, and will strengthen Nuance’s solution and services portfolio, as well as enhance profitability.

What are the opportunities for the combined company?

With Transcend, Nuance will accelerate access to and expand its customer base within the small- to mid-size hospital market, which comprises approximately 90 percent of hospitals in the U.S. and increasingly demands cost effective, voice-enabled, clinical documentation solutions to achieve Meaningful Use and the transition to ICD-10. With Transcend, Nuance will be better positioned to drive change and improvement to the way small- to mid-size hospitals capture and leverage clinical information.

What is the plan for announcing this acquisition to key Nuance customers?

Customers will be notified today, in tandem with the public announcement of this transaction. If you are asked about the acquisition by customers, please refer to the answer above: “Why is Nuance acquiring Transcend?” If the customer wants any additional information, please refer them to Robin Lloyd or Sean Carroll.

How will this deal impact Nuance’s current set of transcription service provider partners?

Nuance remains committed to maintaining a strong group of thriving MT services partners. A multi-MTSO solution remains essential for many Nuance customers and is a key differentiator for Nuance. This transaction will not change Nuance’s partner strategy in any way, but rather will expand and complement the Nuance Transcription Services offering.

How will Transcend be integrated into the Nuance organization?

The integration of Transcend into Nuance will be led by Nuance’s integration Project Management Office (PMO) and will involve a structured process whereby a team of functional leads from both companies collaborate on the planning and execution of integration milestones for the combined organization. Detailed announcements about this integration will follow over the coming weeks.

When is the transaction expected to close?

The transaction is expected to close in the second half of Nuance’s fiscal 2012, subject to regulatory approval and other customary conditions. We are anxious to close this transaction as quickly as possible and will provide updates regarding timing, as they become available.

Can sales engage in joint conversations with customer today?

Today it is business as usual, the two companies will operate independently until the transaction closes, which is expected to be in the second half of Nuance’s fiscal 2012, subject to regulatory approval. Once the transaction closes, we will work through a detailed integration plan that will probably take 12-24 months to fully execute.

How does this announcement fit into the companies’ growth objectives?

Nuance’s healthcare strategy has been to partner with healthcare organizations of all sizes, from the single provider to the largest, national hospital network, to improve the clinical documentation process so that it can help to drive clinical good and business good. This transaction brings together a diverse and powerful set of services, experience, customers and resources that will better enable the Company to do just that. More specifically, the acquisition brings a very talented group of medical transcription professionals onto the Nuance Transcription Services team and provides a stable, recurring revenue stream from its speech editing services. Additionally, the acquisition of Transcend will expand the delivery of Nuance’s innovative voice and Clinical Language Understanding solutions within the small- to mid-size hospital market.

What benefits and synergies can Nuance expect from the transaction?

The addition of Transcend brings many advantages and synergies to:

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Accelerate Growth within the Small- to Mid-Size Hospital Market – Transcend brings operational excellence and customer satisfaction, as well as a leading position with national Group Purchasing Organizations (GPOs) within the small- to mid-size hospital market. Greater access to these organizations will expand the delivery of Nuance’s voice-driven and Clinical Language Understanding solutions in this segment and in turn will contribute to increased market share and growing revenue streams for Nuance’s healthcare business.

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Strengthen Services for Healthcare Organizations – With Transcend, Nuance will gain additional medical transcription and editing capacity for its healthcare offerings. Together, the combined organization will help a broader set of healthcare organizations achieve cost effective, efficient clinical documentation workflow.

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Drive Recurring Revenue and Enhance Profitability – The acquisition of Transcend is a natural extension of Nuance’s existing healthcare business, affords a stable, recurring revenue stream from its strong customer base and proven transcriptionists and editors, and will enhance profitability within the division. The acquisition will be attractively accretive on a non-GAAP basis in Nuance’s 2013 fiscal year.

Where is Transcend located? How many people work for the company?

Transcend has operations across the United States and is headquartered in Atlanta, Georgia. Transcend has over 3,500 employees worldwide.

What technology platforms does Transcend work on?

Transcend performs most of its current work on the BeyondTXT platform, which uses speech recognition from M*Modal. They also leverage the Gemstar platform.

Will the M*Modal engine be replaced with Nuance Technology?

Once we close this transaction we will look at the economies of scale across our technology platforms and we will work to ensure our customers have the best technology to achieve their goals.

What if I have additional questions?

Should anything in these statements be unclear please escalate by calling one of the following individuals:

•	Sean Carroll: 770-522-4881

•	Carina Edwards: 781-565-4760

•	Janet Dillione: 781-565-5885

Important Information about the Tender Offer

The Offer described herein has not yet commenced, and the information attached is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the Offer is commenced, Nuance will cause Merger Sub to file a tender offer statement on Schedule TO with the SEC and Transcend will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. Investors and Transcend stockholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. A copy of the tender offer statement and the solicitation/recommendation statement will be made available free of charge to all stockholders of Transcend at www.trcr.com or by contacting Transcend at One Glenlake Parkway, Suite 1325, Atlanta, Georgia 30328, Attn: Investor Relations (678) 808-0600.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “future”; “anticipate”; “potential”; “believe”; or similar statements are forward-looking statements. Risks and uncertainties include uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the Transcend stockholders will tender their stock in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, business partners or governmental entities; as well as risks detailed from time to time in Transcend’s public disclosure filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, subsequent quarterly filings on Form 10-Q and the solicitation/recommendation statement to be filed in connection with the tender offer. The information contained herein is as of the date hereof. Transcend disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the filing of this information or otherwise, except as expressly required by law. Copies of Transcend’s public disclosure filings are available from the company.